EXHIBIT 99.4

INVITROGEN CORPORATION

NOTICE OF GRANT OF PERFORMANCE SHARES

(Executive Agreement with Deferral of Settlement Date)

[[Name]] (the “Participant”) has been granted an award (the “Award”) pursuant to the Invitrogen Corporation 2004 Equity Incentive Plan (the “Plan”) consisting of one or more rights (each such right being hereinafter referred to as a “Performance Share”) to receive in settlement of each such right one (1) share of Stock of Invitrogen Corporation, as follows:

1. General Terms.

Date of Grant:	[[Date]]

Number of Performance Shares:	[[Number]], increased as of any date by the cumulative number of additional whole and/or fractional Performance Shares, if any, credited to this Award through such date in payment of Dividend Equivalent Rights as described in the Performance Share Award Agreement (“PSA Agreement”).

Performance Period:	[[Date]] – [[Date]].

Settlement Date:	With respect to each Performance Share, the later of (a) the earlier of [i] the date (if any) on which all conditions for vesting under Section 2 hereof have occurred, or [ii] the date (if any) on which an acceleration event pursuant to Section 4(a) or 4(b) hereof has occurred, or (b) such later date (if any) elected by the Participant for settlement in compliance with Section 409A and the consent of the Company.

2. Vesting. Except as otherwise provided in section 4 hereof, for each respective Tranche of Performance Shares to vest, all three of the following conditions must be met:

a. A Trigger Day for the Tranche must occur;

b. During the period that includes the Trigger Day and the immediately following 19 Trading Days, the arithmetic mean of the Closing Prices during the period must be at or above the Target Price for such Tranche; and

c. The Participant must be in continuous Service to the Company through [[Date]].

3. Expiration of Performance Shares. Any Performance Shares that have not vested by [[Date]], shall expire.

4. Partial Acceleration.

a. Partial Acceleration upon Death, Disability, or Not-for-Cause Termination. If the Participant’s service to the Company terminates as a result of (i) death, (ii) Disability, (iii) involuntary termination of Service by the Company that is not for Cause, or (iv) termination of Service by the Participant for Good Reason, then any Performance Shares that at the date of such termination were not vested pursuant to Section 2 hereof solely because the termination of Service occurred before [[Date]], shall accelerate and vest on the termination date. All other Performance Shares shall expire on such date.

b. Partial Acceleration — Going Private Transaction. If, when the Company is a solvent, going concern, the Company enters into a transaction as a result of which the Company’s stock is no longer traded on a public stock exchange or public stock market (a “Transaction”), then all Performance Shares the Target Price of which is at or below the price paid for the Company’s stock by the purchaser(s) in the Transaction shall accelerate and vest at the closing of the Transaction. All other Performance Shares shall expire at such closing.

c. No Acceleration. None of the Performance Shares shall accelerate, and all of the Performance Shares shall expire, upon the Participant’s voluntary termination of Service (other than for Good Reason) or the Company’s involuntary termination of the Participant’s Service for Cause prior to [[Date]] or prior to the closing of a Transaction described in Section 4(b) hereof.

5. Definitions:

a. The term “Cause” means [[Definition of “Cause” consistent with Participant’s Employment Agreement or Change-in-Control Agreement.]]

b. The term “Change-in-Control Agreement” shall mean the Change-in-Control Agreement between the Participant and the Company.

c. The term “Change in Control” shall mean means [[Definition of “Change in Control” consistent with Participant’s Change-in-Control Agreement.]]

d. “Closing Price” means the closing price on a specific day of the Company’s common stock as traded on the Market.

e. “Company” means Invitrogen Corporation and any successor to its business and/or assets that assumes and agrees to perform the PSA Agreement by operation of law, or otherwise.

f. “Disability” means the absence of the Participant from the Participant’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

g. “Good Reason” means [[Definition of “Good Reason” consistent with Participant’s Change-in-Control Agreement.]]

h. “Market” means the Nasdaq Global Select Market or, if different, the primary stock market on which the Company’s common stock is traded.

i. “Target Price” means the price listed below, in the definition of “Tranche,” for each respective Tranche; provided, that appropriate and proportionate adjustments shall be made in the Target Price in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value, as defined in the Plan, of shares of Stock, in order to prevent dilution or enlargement of the Participant’s rights under this grant. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.”

j. “Trading Day” means any day between the Date of Grant and [[Date]], that the Market is open.

k. “Tranche” means any one of the following 6 portions into which the grant is divided:

Tranche	No. of Performance Shares	Target Price
Tranche 1	—	$
Tranche 2	—	$
Tranche 3	—	$
Tranche 4	—	$
Tranche 5	—	$
Tranche 6	—	$

l. “Trigger Day” means any Trading Day on which the Closing Price is at or above the Target Price for the respective Tranche.

By their signatures below, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the PSA Agreement attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan and PSA Agreement, represents that the Participant has read and is familiar with its provisions, and hereby accepts the Award subject to all of its terms and conditions.

INVITROGEN CORPORATION	PARTICIPANT

By:
Signature
Its:
Date
Address: 1600 Faraday Avenue
Carlsbad, CA 92008	Address

ATTACHMENTS:	2004 Equity Incentive Plan, as amended to the Date of Grant, and Performance Share Award Agreement.

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